================================================================================

                     AGREEMENT AND PLAN OF REORGANIZATION


                                    among:


                       WALKER INTERACTIVE SYSTEMS, INC.,
                            a Delaware corporation;


                        COPPER ACQUISITION CORPORATION,
                            a Delaware corporation;

                                      and

                                 REVERE, INC.,
                            a Delaware corporation;



                          ___________________________

                          Dated as of October 29, 1997
                          ___________________________
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                               TABLE OF CONTENTS
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Section  1.   Description of Transaction.........................................   1
        1.1   Merger of Merger Sub into Target...................................   1
        1.2   Effect of the Merger...............................................   1
        1.3   Closing; Effective Time............................................   1
        1.4   Certificate of Incorporation and Bylaws; Directors and Officers....   2
        1.5   Conversion of Shares...............................................   2
        1.6   Earnout Payments...................................................   4
        1.7   Escrow.............................................................   7
        1.8   Employee Stock Options.............................................   7
        1.9   Warrants...........................................................   7
        1.10  Optional Redemption of Series C Preferred Stock....................   8
        1.11  Closing of Target's Transfer Books.................................   8
        1.12  Exchange of Certificates...........................................   8
        1.13  Dissenting Shares..................................................  10
        1.14  Tax Consequences...................................................  11
        1.15  Accounting Treatment...............................................  11
        1.16  Further Action.....................................................  11
        1.17  Closing Date Balance Sheet.........................................  11
        1.18  Amendment of Target's Certificate of Incorporation.................  12
        1.19  Updata Fee.........................................................  12

 Section  2.  Representations and Warranties of Target...........................  12
         2.1  Due Organization; No Subsidiaries; Etc.............................  13
         2.2  Certificate of Incorporation and Bylaws; Records...................  13
         2.3  Capitalization, Etc................................................  14
         2.4  Financial Statements...............................................  15
         2.5  Absence of Changes.................................................  15
         2.6  Title to Assets....................................................  17
         2.7  Bank Accounts; Receivables.........................................  18
         2.8  Equipment; Leasehold...............................................  18
         2.9  Proprietary Assets.................................................  18
        2.10  Contracts..........................................................  20
        2.11  Customers..........................................................  22
        2.12  Liabilities........................................................  22
        2.13  Compliance with Legal Requirements.................................  22
        2.14  Governmental Authorizations........................................  22
        2.15  Tax Matters........................................................  23
        2.16  Employee and Labor Matters; Benefit Plans..........................  24
        2.17  Environmental Matters..............................................  26
        2.18  Insurance..........................................................  27
        2.19  Related Party Transactions.........................................  27
        2.20  Legal Proceedings; Orders..........................................  27
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        2.21  Authority; Binding Nature of Agreement.............................  28
        2.22  Non-Contravention; Consents........................................  28
        2.23  Full Disclosure....................................................  29
        2.24  Brokers............................................................  29

Section  3.   Representations and Warranties of Parent and Merger Sub............  29
        3.1   SEC Filings; Financial Statements..................................  29
        3.2   Investment Representations.........................................  30
        3.3   Authority; Binding Nature of Agreement.............................  30
        3.4   Non-Contravention; Consents........................................  30
        3.5   Valid Issuance.....................................................  31
        3.6   No Representation Regarding Financial Projection of Target.........  31

Section  4.   Certain Covenants of Target........................................  31
        4.1   Access and Investigation...........................................  31
        4.2   Operation of Target's Business.....................................  32
        4.3   Notification; Updates to Disclosure Schedule.......................  34
        4.4   No Negotiation.....................................................  35

Section  5.   Additional Covenants of the Parties................................  35
        5.1   Filings and Consents...............................................  35
        5.2   Target Stockholders' Meeting.......................................  35
        5.3   Public Announcements...............................................  36
        5.4   Efforts Required...................................................  36
        5.5   Non-Competition and Other Agreements...............................  36
        5.6   Employee Retention.................................................  36
        5.7   FIRPTA Matters.....................................................  36
        5.8   Maintenance of Indemnification Guaranty............................  36
        5.9   Civil Liability Under RICO.........................................  37
        5.10  Stockholders' Equity...............................................  37
        5.11  Confidential Information Agreements................................  37
        5.12  401(k) Plans.......................................................  37

Section 6.    Conditions Precedent to Obligations of Parent and Merger
              Sub................................................................  37
        6.1   Accuracy of Representations........................................  37
        6.2   Performance of Covenants...........................................  38
        6.3   Stockholder Approval...............................................  38
        6.4   Consents...........................................................  38
        6.5   Options and Warrants...............................................  38
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                                  (CONTINUED)

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        6.6   Agreements and Documents...........................................  38
        6.7   Key Employees......................................................  39
        6.8   FIRPTA Compliance..................................................  39
        6.9   No Restraints......................................................  39
        6.10  No Legal Proceedings...............................................  39

Section 7.    Conditions Precedent to Obligations of Target......................  40
        7.1   Accuracy of Representations........................................  40
        7.2   Performance of Covenants...........................................  40
        7.3   Agreements and Documents...........................................  40
        7.4   Stockholder Approval...............................................  40
        7.5   No Restraints......................................................  41

Section 8.    Termination........................................................  41
        8.1   Termination Events.................................................  41
        8.2   Termination Procedures.............................................  42
        8.3   Effect of Termination..............................................  42

Section  9.   Indemnification, Etc...............................................  42
        9.1   Survival of Representations, Etc...................................  42
        9.2   Indemnification by Target..........................................  43
        9.3   Threshold..........................................................  44
        9.4   Satisfaction of Indemnification Claims.............................  45
        9.5   Setoff.............................................................  45
        9.6   Interest...........................................................  45
        9.7   Limitations on Liability Upon Closing..............................  46
        9.8   Defense of Third Party Claims......................................  46
        9.9   Exercise of Remedies by Indemnitees Other Than Parent..............  47
        9.10  Indemnification Exclusive Remedy Upon Closing......................  47
        9.11  Limitations on Liability if No Closing.............................  47

Section 10.   Registration Rights................................................  48
       10.1   Registration Rights................................................  48
       10.2   Indemnification....................................................  49
       10.3   Current Public Information.........................................  50
       10.4   Termination of Registration Rights.................................  51
       10.5   Transferability of Registration Rights.............................  51

Section 11.   Miscellaneous Provisions...........................................  51
       11.1   Further Assurances.................................................  51
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                                  (CONTINUED)

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       11.2   Fees and Expenses..................................................  51
       11.3   Attorneys' Fees....................................................  52
       11.4   Notices............................................................  52
       11.5   Headings...........................................................  53
       11.6   Counterparts.......................................................  53
       11.7   Governing Law......................................................  53
       11.8   Successors and Assigns.............................................  53
       11.9   Remedies Cumulative; Specific Performance; Liquidated Damages......  54
       11.10  Waiver.............................................................  54
       11.11  Amendments.........................................................  54
       11.12  Severability.......................................................  54
       11.13  Parties in Interest................................................  54
       11.14  Entire Agreement...................................................  55
       11.15  Construction.......................................................  55
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                                      iv

                               AGREEMENT AND PLAN
                               OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 29, 1997, by and among: WALKER INTERACTIVE SYSTEMS, INC., a Delaware corporation ("Parent"); COPPER ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and REVERE, INC., a Delaware corporation ("Target"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

          A. Parent, Merger Sub and Target intend to effect a merger of Merger Sub into Target in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and Target will become a wholly owned subsidiary of Parent.

          B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and Target.

                                   AGREEMENT

          The parties to this Agreement agree as follows:


SECTION 1.  DESCRIPTION OF TRANSACTION

      1.1 Merger of Merger Sub into Target. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Date (as defined in Section 1.3), Merger Sub shall be merged with and into Target, and the separate existence of Merger Sub shall cease. Target will continue as the surviving corporation in the Merger (the "Surviving Corporation").

      1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

      1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306 at 5:00 pm on the second business day following the date upon which the conditions set forth in Sections 6 and 7 have been satisfied, or at such other time and date thereafter prior to January 31, 1998 as Parent and

Target may agree (the "Scheduled Closing Time"). The time and date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger in the form attached hereto as Exhibit B (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective on such date and at such time as the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

      1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and Target prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time as set forth in Exhibit C hereto;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

      1.5 Conversion of Shares.

          (a) Subject to Sections 1.5(c), 1.7, 1.12(c) and 1.13, on the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Target or any stockholder of Target:

              (i) each share of Common Stock of Target, $0.01 par value ("Target Common Stock"), outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock"); (B) the 1997 Earnout Per Share Consideration; and (C) the 1998 Earnout Per Share Consideration;

              (ii) each share of Series A Preferred Stock of Target, $0.01 par value ("Series A Preferred Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) the fraction of a share of Parent Common Stock (1) having a numerator equal to the sum of $1.032510 plus $0.000998 for each day from (and excluding) October 31, 1997 to (and including) the Closing Date (such sum being the "Series A Amount"), and (2) having a denominator equal to the Designated Parent Stock Price (as defined in Section 1.5(b)(iv)); (B) the Applicable Fraction of a share of Parent Common Stock; (C) the 1997 Earnout Per Share Consideration; and (D) the 1998 Earnout Per Share Consideration;

              (iii) each share of Series C Preferred Stock of Target, $0.01 par value ("Series C Preferred Stock"), if any, outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $4.32 (such sum being the "Series C Amount"), and (B) having a denominator equal to the Designated Parent Stock Price; and

              (iv) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

      (b)  For purposes of this Agreement:

              (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the Theoretical Gross Share Consideration (as defined in Section 1.5(b)(vi)); and (B) having a denominator equal to the Adjusted Fully Diluted Target Share Amount (as defined in Section 1.5(b)(iii)).

              (ii) The "Aggregate Preferred Stock Amount" shall be the aggregate of the Series A Amounts and the Series C Amounts for the shares of Series A Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Effective Time (after having given effect to any redemption pursuant to Section 1.10).

              (iii) The "Adjusted Fully Diluted Target Share Amount" shall be the sum of (A) the aggregate number of shares of Target Common Stock of Target outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Target Common Stock issuable upon exercise immediately prior to the Effective Time under all Target Options (as defined in Section 1.8) (whether vested or unvested) outstanding immediately prior to the Effective Time.

              (iv) The "Designated Parent Stock Price" shall be the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days ending (and including) the business day immediately preceding the Closing Date; provided, however, if such average is less than $12.00, the "Designated Parent Stock Price" shall be $12.00, and if such average is greater than $16.50, the "Designated Parent Stock Price" shall be $16.50.

              (v) The "Option Exercise Amount" shall be the result, expressed in dollars, of the multiplication of (A) the aggregate number of shares of Target Common Stock exercisable immediately prior to the Effective Time under all Target Options (whether vested or unvested) outstanding immediately prior to the Effective Time by (B) $3.61.

              (vi) The "Theoretical Gross Share Consideration" shall be the number resulting from the division of (A) the amount by which (1) the sum of (w) $8,500,000 and (x) the Option Exercise Amount exceeds (2) the sum of (y) the Aggregate Preferred Stock Amount and (z) the Updata Fee (as defined in Section 1.5(b)(ix)), by (B) the Designated Parent Stock Price;

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

              (vii)  The "Option Exercise Fraction" shall be
the result of the division of $3.61 by the Designated Parent Stock Price.

              (viii) The "Option Fraction" shall be the Applicable Fraction less the Option Exercise Fraction.

               (ix)  The "Updata Fee" shall be $215,000.

      (c) Each share of capital stock of Target issued and outstanding immediately prior to the Effective Time owned by Parent, Merger Sub or any subsidiary thereof, shall automatically be canceled on the Effective Time and no conversions shall be made in respect thereof.

      (d) In no event shall Parent be obligated under this Agreement to issue to (i) holders of Target capital stock or Target Options upon Closing and
(ii) Updata Capital, Inc. a number of shares of Parent Common Stock exceeding the result of the division of $8,500,000 by the Designated Parent Stock Price.

      (e) Upon the determination of the Designated Parent Stock Price and prior to the Closing, Target shall deliver to Parent a Certificate (the "Distribution Certificate") listing the number of shares of Parent Common Stock issuable to each holder of Target capital stock or a Target Option upon Closing (including the number of shares to be escrowed in respect of each such holder) and to Updata Capital, Inc. Parent shall be entitled to rely on such Distribution Certificate (or any corrected version acknowledged in writing by Target) in distributing shares of Parent Common Stock under this Agreement, and the information contained in such Distribution Certificate shall be deemed representations and warranties by Target.

      (f)  By way of example and not limitation, attached hereto as Exhibit
M is an example of the distribution of shares of Parent Common Stock to the holders of Target capital stock, the holders of Target Options and to Updata Capital, Inc. upon closing under this Agreement. Such example is example of only one scenario and the actual distribution may, under different scenarios, vary markedly from the example.

  1.6 EARNOUT PAYMENTS.

      (a) SCHEDULE OF EARNOUT PAYMENTS. Subject in all respects to Section 1.6(d) below, Parent shall pay to Earnout Participants an aggregate amount not to exceed $2,000,000 in value calculated and payable as follows:

          (i) 1997 EARNOUT PAYMENT. Subject to Section 1.6(a)(ii), a payment equal to $250,000 (the "1997 Earnout Payment") will be payable if Licensed Bookings obtained by Target between October 1, 1997 and December 31, 1997 (the "1997 Earnout Period") exceed $1,000,000 (at least $500,000 of which, subject to the criteria set forth in Section 1.6(a)(i)(A)-(E) below, qualify for revenue recognition by Parent after the Closing but before December 31, 1997 if the software is delivered during that period). The 1997 Earnout Payment shall be paid

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

in accordance with the provisions of Section 1.6(b) and 1.6(c) below. For purposes of this Section 1.6(a)(i), "Licensed Bookings" shall mean that amount payable to Target by customers to obtain licenses to use software products, the source code of which is owned by Target, where: (A) such licenses result from contracts or other license agreements that are entered into by and between Target and Target's customers during the 1997 Earnout Period, (B) such contracts or other license agreements are in Target's standard forms as delivered to Parent prior to the date of execution of this Agreement (with deviations therefrom acceptable to Parent), (C) the license software has been released for general availability by Target and is deliverable by Target during the 1997 Earnout Period, (D) the customers that have licensed the software are prepared to accept delivery during the 1997 Earnout Period, and (E) if the software is delivered during the 1997 Earnout Period, the transaction will qualify for revenue recognition under U.S. generally accepted accounting principles (including Statement of Position Software Recognition Draft dated June 5, 1997), as consistently applied by Parent under its accounting policies.

          (ii) ADDITIONAL CONDITIONS WITH RESPECT TO 1997 EARNOUT PAYMENT. Notwithstanding the provisions of Section 1.6(a)(i) above, if the Closing does not occur on or prior to December 31, 1997, the 1997 Earnout Payment shall be canceled, and any payment to be made under Section 1.6(a)(iii) (the "1998 Earnout Payment") shall be determined under Section 1.6(a)(iii)(B) and not
Section 1.6(a)(iii)(A). If the Closing does not occur on or prior to December 15, 1997, Parent shall have the option (but not the obligation), upon written notice to the Agent to cancel the 1997 Earnout Payment in which case the 1998 Earnout Payment shall be determined under Section 1.6(a)(iii)(B), and not
Section 1.6(a)(iii)(A).  Any cancellation of the 1997 Earnout Payment under this
Section 1.6(a)(ii) shall be referred to herein as a "1997 Earnout Cancellation."

          (iii) 1998 EARNOUT PAYMENT.

                (a) If Revenue for the fiscal year ending December 31, 1998 (the "1998 Earnout Period") exceeds $13,700,000 and the 1997 Earnout Cancellation does not occur, Parent shall make a payment constituting the sum of the amounts payable under clauses (1), (2) and (3) below:

                    (1) in respect of Revenue for the 1998 Earnout Period in excess of $13,700,000 but less than or equal to $14,700,000, an amount equal to fifty percent (50%) of the excess of Revenue over $13,700,000, up to a maximum of $500,000; plus

                    (2) if Revenue for the 1998 Earnout Period exceeds $14,700,000, in respect of Revenue in excess of $14,700,000 but less than or equal to $15,700,000, an amount equal to seventy-five percent (75%) of the excess of Revenue over $14,700,000, up to a maximum of $750,000; plus

                    (3) If Revenue for the 1998 Earnout Period exceeds $15,700,000, in respect of Revenue in excess of $15,700,000, an amount equal to one hundred percent (100%) of the excess of Revenue over $15,700,000 up to a maximum of $500,000.

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

          In no event will more than $1,750,000 in value be paid to the Earnout Participants pursuant to this Section 1.6(a)(iii)(A).

          (B) If Revenue for the 1998 Earnout Period exceeds $13,700,000 and the 1997 Earnout Cancellation occurs, Parent shall make a payment constituting the sum of the amounts payable under clauses (1), (2) and (3) below:

              (1) in respect of Revenue for the 1998 Earnout Period in excess of $13,700,000 but less than or equal to $14,700,000, an amount equal to sixty-five percent (65%) of the excess of Revenue over $13,700,000, up to a maximum of $650,000; plus

              (2) if Revenue for the 1998 Earnout Period exceeds $14,700,000, in respect of Revenue in excess of $14,700,000 but less than or equal to $15,700,000, an amount equal to eighty-five percent (85%) of the excess of Revenue over $14,700,000, up to a maximum of $850,000; plus

              (3) If Revenue for the 1998 Earnout Period exceeds $15,700,000, in respect of Revenue in excess of $15,700,000, an amount equal to one hundred percent (100%) of the excess of Revenue over $15,700,000, up to a maximum of $500,000.

          In no event will more than $2,000,000 in value be paid to the Earnout Participants pursuant to this Section 1.6(a)(iii)(B).

          (C) The 1998 Earnout Payment shall be paid in accordance with the provisions of Section 1.6(b) and (c) below.

     (b) NATURE OF EARNOUT PAYMENTS. Subject to the provisions of Section 1.6(a)(ii) above, the 1997 Earnout Payment (if payable under Section 1.6(a)(i)) shall be paid in cash within ten (10) days of the completion of the year-end audit of Parent for the fiscal year ending December 31, 1997. The 1998 Earnout Payment (if payable under Section 1.6(a)(iii)) shall be paid within ten (10) days of the completion of the year-end audit of Parent for the fiscal year ending December 31, 1998. The 1998 Earnout Payment may be paid in either cash or stock at the option of Parent (determined in its sole discretion). Payments made in cash shall be made in immediately available funds by check or wire transfer. The number of shares of Parent Common Stock issued in connection with any payment of the 1998 Earnout Payment in stock shall be equal to the aggregate 1998 Earnout Payment to be paid (expressed in dollars) divided by the Earnout Stock Price. The "Earnout Stock Price" shall be equal to the result of dividing
(i) the sum of the closing sale prices for a share of Parent Common Stock on the Nasdaq National Market for the last trading day in each month of Target's fiscal year ending December 31, 1998 (adjusted for any combination or subdivision) by
(ii) the total number of months in Target's fiscal year ending December 31, 1998.

     (c) NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock will be issued in connection with the 1998 Earnout Payment and the value of such fractional shares, if any, will be paid in cash pursuant to the provisions of
Section 1.12(c) hereof.

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

          (d) CONDUCT OF TARGET'S BUSINESS. Nothing in this Agreement shall affect Parent's ability to operate its business and the business of the Surviving Corporation in a manner that Parent deems advisable; provided, however, that (i) Parent shall continue to actively market products and services offered by Target until the end of the 1998 Earnout Period; (ii) Revenues shall include any amounts realized upon the license prior to December 31, 1998 of products which are derived from those products of Target existing on the Closing Date (including future versions of existing products); (iii) in the event that any of Target's products are bundled with any of Parent's other products, any discount applied to the sales price of such bundled products shall be applied against all such products, pro rata, in proportion to the sales price of each; and (iv) Revenue shall include amounts received for services rendered by Parent's employees for the servicing of Target's products.

     1.7 ESCROW. At the Effective Time, Parent will deposit in escrow certificates representing such number of shares of Parent Common Stock which is equal to $1,000,000 divided by the Designated Parent Stock Price (the "Escrow Shares"). The Escrow Shares shall be held as security for the indemnification obligations under Section 9 below and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be executed pursuant to Section 6.6(g) and
Section 7.3(b) hereof.

     1.8 EMPLOYEE STOCK OPTIONS. On the Effective Time, each stock option issued by Target that is then outstanding under Target's 1994 Stock Option Plan (the "Option Plan"), whether vested or unvested (a "Target Option"), shall be canceled and shall cease to be outstanding. All rights with respect to Target Common Stock underlying such outstanding Target Options shall thereupon terminate and shall cease to be of any force or effect. In consideration for such cancellation, each holder of a Target Option outstanding immediately prior to the Effective Time shall receive, in respect of each share of Target Common Stock subject to such Target Option (regardless of whether vested or unvested),
(A) the Option Fraction of a share of Parent Common Stock plus (B) the 1997 Earnout Per Share Consideration plus (C) the 1998 Earnout Per Share Consideration. The aggregate number of shares of Parent Common Stock deliverable under clause (A) above in respect of all Target Options shall be referred to herein as the "Initial Option Consideration." Target shall take all steps necessary or advisable to effect the foregoing (including any actions advisable pursuant to the Option Plan).

     1.9 WARRANTS. On the Effective Time, each warrant issued by Target that is then outstanding (a "Target Warrant"), shall be canceled and shall cease to be outstanding. All rights with respect to the securities underlying such Target Warrant shall thereupon terminate and shall cease to be of any force or effect. Target shall take all steps necessary or advisable to effect the foregoing.

     1.10 OPTIONAL REDEMPTION OF SERIES C PREFERRED STOCK. Subject to this Section 1.10, Target may, at its option, redeem at a price per share equal to the original issuance price, plus any accrued dividends, all, or any number, of the shares of Series C Preferred Stock outstanding immediately prior to the Effective Time. Target agrees that such redemption shall not be effected through or by the incurrence of any additional debt or indebtedness by Target. Target further agrees that no such redemption shall occur and no funds shall be set aside to effect such redemption if, subsequent to such redemption, Target's stockholders' equity (computed in accordance with generally accepted accounting principles applied on a basis consistent with Target's past practices) would fall below $545,316. Target may only effect a redemption from the cash generated by Target's operations in the ordinary course of business, and Target shall not take any actions not in the ordinary course of business or inconsistent with Target's past practices to increase the amount of cash available to Target. By way of example and not limitation, Target shall not delay payment of any account payable beyond its normal cycle to increase the cash available for a redemption.

     1.11 CLOSING OF TARGET'S TRANSFER BOOKS. On the Effective Time, holders of certificates representing shares of Target's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Target, and the stock transfer books of Target shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Target's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Target's capital stock (a "Target Stock Certificate") is presented to the Surviving Corporation or Parent, such Target Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.12.

     1.12  EXCHANGE OF CERTIFICATES.

           (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Target Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Target Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Target Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Target Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and Target Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.12, each Target Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Target Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Target Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Target Stock Certificate.

           (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Target Stock Certificate in accordance with this Section 1.12 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

           (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of Target who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Target Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

           (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Target pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

           (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of Target for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

           (f) The shares of Parent Common Stock to be issued pursuant to this
Section 1 shall not have been registered and shall be characterized as "Restricted Securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited sets of circumstances. Each certificate evidencing shares of Parent Common Stock to be issued pursuant to this Section 1 shall bear the following legend:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

Parent may provide stop transfer instructions to its transfer agent and require compliance with the foregoing legend prior to any transfer of Parent Common Stock to the issued pursuant to this Section 1.

     1.13 DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of Target (the "Dissenting Shares") that, as of the Effective Time, are held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.12(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the Delaware General Corporation Law; provided, however, that if such right of appraisal shall not be perfected, or if any holder of capital stock of Target who demands appraisal of such shares shall effectively withdraw or lose such holder's right of appraisal, then, as of the later of the Effective Time or the time of such event, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.12(c)).

          (b) Target shall give Parent (i) prompt notice of any written demand received by Target prior to the Effective Time pursuant to Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to Target prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Target shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.14 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.15 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a purchase.

     1.16 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and Target, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of Target and otherwise) to take such action.

     1.17 CLOSING DATE BALANCE SHEET. A balance sheet of Target as of the close of business on the business day immediately prior to Closing Date (the "Balance Sheet Time") shall be prepared by Parent after the Closing as follows:

          (a) Within 30 days after the Closing Date, Parent shall deliver to Agent a balance sheet of Target as of the Balance Sheet Time, prepared in accordance with generally accepted accounting principles from the books and records of Target, on a basis consistent with the generally accepted accounting principles theretofore followed by Target in the preparation of the Audited Balance Sheet (as hereinafter defined) and in accordance with this Section 1.17 and fairly presenting the financial position of Target as of the Balance Sheet Time. Such balance sheet shall give effect to the redemption, if any, of Series C Preferred Stock of Target in accordance with Section 1.10.

          (b) Within 30 days following the delivery of the balance sheet referred to in (a) above, Agent may object to any of the information contained in said balance sheet . Any such objection shall be made in writing and shall state Agent's determination of the correct figures for said balance sheet.

          (c) In the event of a dispute or disagreement relating to the balance sheet which Parent and Agent are unable to resolve within 30 days of Agent's objection under Section 1.17(b), either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Independent Accounting Firm") to be mutually selected by Parent and Agent or, if no agreement is reached, mutually selected by the two accounting firms that have historically represented Parent and Target. The Independent Accounting Firm shall make a resolution of the balance sheet of Target as of the Balance Sheet Time, which shall be final and binding for purposes of this Agreement. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Independent Accounting Firm shall be shared by Parent and Agent as follows:

          Agent shall pay a percentage of such fees and expenses equal to A/(A+B) and Parent shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Stockholders' Equity of the Closing Date Balance Sheet (the "Stockholders' Equity") finally determined by the Independent Accounting Firm and Stockholders' Equity as reflected in the objection prepared and delivered by Agent in accordance with Section 1.17(b), and B is equal to the absolute value of the difference (in dollars) between Stockholders' Equity as finally determined by the Independent Accounting Firm and Stockholders' Equity as reflected in the report prepared and delivered by Parent in accordance with
Section 1.17(a). As used in this Agreement, the term "Closing Date Balance Sheet" shall mean the balance sheet of Target as of the Balance Sheet Time as finally determined for purposes of this Section 1.17, whether by acquiescence of Agent in the figures supplied by Parent in accordance with Section 1.17(a), by negotiation and agreement of the parties or by the Independent Accounting Firm in accordance with Section 1.17(c).

          (d) Parent agrees to permit Agent, its representatives and the Independent Accounting Firm, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Target, which documents and access are necessary to review the balance sheet delivered by Parent in accordance with Section 1.17(a).

     1.18 AMENDMENT OF TARGET'S CERTIFICATE OF INCORPORATION. Immediately prior to the Scheduled Closing Time, Target shall cause a Certificate of Amendment of Certificate of Incorporation in proper form to be filed with the Delaware Secretary of State containing the amendment set forth in Exhibit E attached hereto.

     1.19 UPDATA FEE. If the Closing occurs, in full satisfaction of all obligations of Target and Target's stockholders to Updata Capital, Inc. incurred in connection with the transactions contemplated hereby (other than rights of indemnification owed Updata Capital, Inc. under its engagement letter (the "Updata Indemnification Rights")), Parent, on behalf of Target and the stockholders of Target, shall issue at the Closing to Updata Capital, Inc. a number of shares of Parent Common Stock equal to the result of the division of $215,000 by the Designated Parent Stock Price. As a condition to such issuance, Parent shall be entitled to require from Updata Capital, Inc. and affiliates thereof a complete release of all claims, known or unknown, matured or unmatured, Updata Capital, Inc. and such affiliates may have against Parent, Target and the stockholders of Target other than the Updata Indemnification Rights.


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF TARGET

            Target represents and warrants, to and for the benefit of the Indemnitees, as follows:

      2.1   DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

            (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Target Contracts.

            (b) Except as set forth in Part 2.1 of the Disclosure Schedule, Target has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Target, Inc."

            (c) Target is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had a Material Adverse Effect on Target. Target is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Target's board of directors, (ii) the names of the members of each committee of Target's board of directors, and (iii) the names and titles of Target's officers.

          (e) Target does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, Target has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Target has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Target has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. Target has delivered to Parent accurate and complete copies of: (A) Target's certificate of incorporation and bylaws, including all amendments and supplements thereto;
(B) the stock records of Target; and (C) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Target, the board of directors of Target and all committees of the board of directors of Target. There have been no formal meetings or other proceedings of the stockholders of Target, the board of directors of Target or any committee of the board of directors of Target that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of Target's certificate of incorporation or bylaws, and Target has not taken any action that is inconsistent in any material respect with any resolution adopted by Target's stockholders, Target's board of directors or any committee of Target's board of directors.

     2.3  CAPITALIZATION, ETC.

          (a) As of (i) the date of this Agreement and (ii) the Closing Date (other than with respect to the redemption of shares of Series C Preferred Stock pursuant to Section 1.10 of this Agreement), the authorized capital stock of Target consists of: (A) 8,000,000 shares of Common Stock (par value $.01 per share), of which 702,514 shares have been issued and are outstanding (without giving effect to the net exercise of Target Options immediately prior to the Effective Time); and (B) 1,523,254 shares of Preferred Stock (par value $.01 per share), 833,333 of which have been designated "Series A Preferred Stock" (of which 833,333 shares have been issued and are outstanding), 478,759 of which have been designated "Series B Preferred Stock" (of which 0 shares have been issued and are outstanding as of the date of this Agreement) and 211,162 of which have been designated "Series C Preferred Stock" (of which 114,610 shares have been issued and are outstanding). Each outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Target Common Stock. All of the outstanding shares of Target Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Target and to which any of such shares is subject.

          (b) Target has reserved 547,486 shares of Target Common Stock for issuance under its Option Plan, of which options to purchase 547,486 shares are outstanding as of the date of this Agreement. Target has reserved 343,830 shares of Target Common Stock for issuance in connection with the exercise of Target Warrants. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Target Option or Target Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Target Option or Target Warrant; (ii) the total number of shares and class of Target Capital Stock that are subject to such Target Option or Target Warrant and the number of shares of Target Capital Stock with respect to which such Target Option or Target Warrant is immediately exercisable; (iii) the date on which such Target Option or Target Warrant was granted and the term of such Target Option or Target Warrant; (iv) the vesting schedule for such Target Option or Target Warrant; (v) the exercise price per share of Target Common Stock purchasable under such Target Option or Target Warrant; and (vi) whether such Target Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Target; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Target; (iii) Contract under which Target is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of Target, claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Target.

          (c) All outstanding shares of Target Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and all outstanding Target Options and Target Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, Target has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Target. All securities so reacquired by Target were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) Target has delivered to Parent the following financial statements and notes (collectively, the "Target Financial Statements"):

              (i) The audited balance sheets of Target as of December 31, 1996 (the "Audited Balance Sheet") and 1995, and the related audited income statements, statements of stockholders' equity and statements of cash flows of Target for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

              (ii) the unaudited balance sheet of Target as of September 30, 1997 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of Target for the nine months then ended.

          (b) Target Financial Statements are accurate and complete in all material respects and present fairly the financial position of Target as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of Target for the periods covered thereby. Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since September 30, 1997:

          (a) there has not been any material adverse change in Target's business, condition, assets, liabilities, operations or financial performance;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Target's assets (whether or not covered by insurance);

          (C) Target has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, in each case except as expressly authorized by this Agreement;

          (d) Target has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Target Common Stock issued upon the exercise of outstanding Target Options), (ii) any option or right to acquire any capital stock or any other security (except for Target Options described in Part
2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) Target has not amended or waived any of its rights under, or other than as required by the Option Plan in connection with the Merger, permitted the acceleration of vesting under, (i) any provision of its Option Plan, (ii) any provision of any agreement evidencing any outstanding Target Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to Target's certificate of incorporation or bylaws, and Target has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) Target has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) Target has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Target since September 30, 1997, exceeds an aggregate amount of $30,000, provided however that if the Closing does not occur on or prior to December 31, 1997, such capital expenditures since September 30, 1997 shall not exceed an aggregate amount of $50,000;

          (i) Target has not amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

          (j) Target has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, in each case except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Target's past practices;

          (k) Target has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) Target has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with Target's past practices;

          (m) Target has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money except under credit facilities existing on the date of this Agreement;

          (n) Target has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than as permitted by Section 4.2), or (iii) hired any new employees such that the total number of employees exceeded 85 persons;

          (o) Target has not changed any of its methods of accounting or accounting practices in any respect;

          (p) Target has not made any Tax election;

          (q) Target has not commenced or settled any Legal Proceeding;

          (r) Target has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) Target has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS

          (a) Target owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and
2.9 of the Disclosure Schedule and all of Target's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in Target's books and records as being owned by Target. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by Target free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Target.

          (b) A letter from Target delivered to Parent within one week of the date of execution of this Agreement identifies all assets that are material to the business of Target and that are being leased or licensed to Target. For purposes, of this Section 2.6(b) only, "material" shall mean any asset that would require the expenditure of $10,000 or more to replace if purchased.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (a) Part 2.7(a) of the Disclosure Schedule identifies each account maintained by or for the benefit of Target at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Target as of September 30, 1997. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of Target (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1997 and have not yet been collected) (i) represent valid obligations of customers of Target arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts set forth in the Unaudited Interim Balance Sheet).

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to Target are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Target's business substantially in the manner in which such business is currently being conducted.

          (b) Target does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Target Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) an identification of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Target Proprietary Assets owned by Target. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Target by any Person (except for any Proprietary Asset that is licensed to Target under any third party software license generally available to the public at a cost of less than $25,000), and identifies the license agreement under which such Proprietary Asset is being licensed to Target. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, Target has good, valid and marketable title to all of Target Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use and to freely sublicense all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, Target is not obligated to make any payment to any Person for the use of any Target Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, Target has not developed jointly with any other Person any Target Proprietary Asset with respect to which such other Person has any rights.

          (b) Target has taken all measures and precautions which are usual and customary in the industry to protect and maintain the confidentiality and secrecy of all Target Proprietary Assets (except Target Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Target Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, Target has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Target Proprietary Asset, or (ii) the object code of any Target Proprietary Asset. Except as set forth in Part 2.9(b) of the Disclosure Schedule, Target is in physical possession of all source code constituting a Target Proprietary Asset.

          (c) To the Knowledge of Target, none of Target Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Target is not infringing, misappropriating or making any unlawful use of, and Target has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of Target, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Target Proprietary Asset.

          (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Target Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Target; and (ii) there has not been any written claim by any customer or other Person alleging that any Target Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Target. Targets's Revenues from maintenance contracts have exceeded and will exceed all costs associated with any obligations that Target may have with respect to the correction or repair of programming errors or other defects in Target Proprietary Assets.

          (e) Target Proprietary Assets constitute all the Proprietary Assets necessary to enable Target to conduct its business substantially in the manner in which such business is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) Target has not licensed any of Target Proprietary Assets to any Person on an exclusive basis, and (ii) Target has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Target Proprietary Assets or to transact business in any market or geographical area or with any Person.

     2.10 CONTRACTS.

          (a) Part 2.10 of the Disclosure Schedule identifies:

              (i) each Target Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor and pursuant to which Target is required to pay more than $25,000 per year;

              (ii) each Target Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

              (iii) each Target Contract imposing any restriction on Target's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

              (iv) each Target Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

              (v) each Target Contract relating to the acquisition, issuance or transfer of any securities;

              (vi) each Target Contract relating to the creation of any Encumbrance with respect to any asset of Target;

              (vii) each Target Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

              (viii) each Target Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

              (ix) each Target Contract constituting or relating to a Government Contract or Government Bid;

              (x) any other Target Contract that has a term of more than 60 days and that may not be terminated by Target (without penalty) within 60 days after the delivery of a termination notice by Target; and

              (xi) any other Target Contract, other than purchase orders and invoices entered into in the ordinary course of business, that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xi)" above, along with any contract disclosed in Part 2.19 of the Disclosure Schedule, are referred to in this Agreement as "Material Contracts.")

          (b) Target has delivered to Parent or Parent's counsel accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. There are no non-written Target Contracts. Each Contract identified in Part 2.10 of the Disclosure
Schedule is valid and in full force and effect and is enforceable by Target in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency reorganizations, fraudulent conveyance or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

              (i) Target has not materially breached, and is not in material default under, any Target Contract, and, to the Knowledge of Target, no other Person has materially breached, or committed any default under, any Target Contract;

              (ii) to the Knowledge of Target, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will (A) result in a breach of any of the provisions of any Target Contract, (B) give any Person the right to declare a default or exercise any remedy under any Target Contract, (C) give any Person the right to accelerate the maturity or performance of any Target Contract, or (D) give any Person the right to cancel, terminate or modify any Target Contract;

              (iii) Target has not received any written notice or other written communication regarding any actual or possible cancellation, termination, violation or breach of, or default under, any Target Contract;

              (iv) Target has not waived any of its material rights under any Material Contract.

          (d) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable Target to conduct its business in the manner in which its business is currently being conducted or is proposed to be conducted by Parent.

          (e) Target has no backlog.

          (f) The Company has not submitted any Government Bid nor entered into any Government Contract.

     2.11 CUSTOMERS. Part 2.11 of the Disclosure Schedule identifies each customer (collectively "Target Customers") who accounted for at least five percent (5%) of Target's Revenues for the most recent twelve (12) month period ending the Closing Date. Target has not received any written notice or other written communication indicating that any Target Customer intends or expects to cease dealing with Target or to effect a material reduction in the volume of business transacted with Target below historical levels.

     2.12 LIABILITIES. Target has no contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by Target since September 30, 1997 in the ordinary course of business and consistent with Target's past practices; (c) liabilities under Target Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Target Contracts; and (d) the liabilities identified in Part
2.12 of the Disclosure Schedule.

     2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Target is in compliance in all material respects with all applicable Legal Requirements, including all Legal Requirements and all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets. Except as set forth in Part 2.13 of the Disclosure Schedule, Target has not received any notice or other communication from any Governmental Body regarding any actual or alleged material violation of, or failure to comply with, any Legal Requirement.

     2.14 GOVERNMENTAL AUTHORIZATIONS. Part 2.14 of the Disclosure Schedule identifies each Governmental Authorization held by Target, and Target has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Target to conduct its business substantially in the manner in which its business is currently being conducted. Target is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.14 of the Disclosure Schedule. Target has not received any notice or other communication from any Governmental Body regarding (a) any actual or alleged material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or alleged material revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.15 TAX MATTERS.

          (a) Except as set forth in Part 2.15 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of Target with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Target Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Target Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Target has delivered to Parent accurate and complete copies of all Target Returns filed since December 31, 1992 which have been requested by Parent.

          (b) Target Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Target will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 1997 through the Closing Date, and Target will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) No Target Return relating to Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.15 of the Disclosure Schedule, there have been no examinations or audits of any Target Return. Target has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which Target has access) relating to Target Returns. Except as set forth in Part 2.15 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of Target Returns has been granted (by Target or any other Person), and no such extension or waiver has been requested from Target.

          (d) Except as set forth in Part 2.15 of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to Target in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Target and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Target except liens for current Taxes not yet due and payable. Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Target has not been, and Target will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Target that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Target is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.16 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.16(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by Target for the benefit of any employee of Target ("Employee"), except for Plans which would not require Target to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

          (b) Except as set forth in Part 2.16(a) of the Disclosure Schedule, Target does not maintain, sponsor or contribute to, and, to the Knowledge of Target, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) Target maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.16(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, Target has delivered to Parent:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

          (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

          (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

          (v) accurate and complete copies of all Material Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

          (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

      (e) Target is not required to be, and, to the Knowledge of Target, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Target has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code except that Target purchased the assets of TEIS, Inc. subsequent to TEIS, Inc.'s bankruptcy filing. To the Knowledge of Target, Target has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

      (f) Target has not made a binding commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

      (g) Except as set forth in Part 2.16(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

      (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

      (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code, except to the extent that noncompliance would not have a Material Adverse Effect.

          (j) Except as set forth in Part 2.16(j) of the Disclosure Schedule and as contemplated herein, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, as reasonably expected to result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of Target (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any material acceleration of the time of payment or vesting of any such benefits.

          (k) Part 2.16(k) of the Disclosure Schedule contains a list of all salaried employees of Target as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Target is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as otherwise disclosed in Part 2.16(k) of the Disclosure Schedule, all of Target's employees are "at will" employees.

          (l) Part 2.16(l) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (m) Except as set forth in Part 2.16(m) of the Disclosure Schedule, Target has good labor relations, and Target does not have any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on Target's labor relations, or (ii) any of Target's employees intends to terminate his or her employment with Target.

    2.17 ENVIRONMENTAL MATTERS. Target is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Target of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Target has not received any notice or other communication (in writing), from a Governmental Body that alleges that Target is not in compliance with any Environmental Law, and, to the Knowledge of Target, there are no circumstances that may prevent or interfere with Target's compliance with any Environmental Law in the future. To the Knowledge of Target, no current or prior owner of any property leased by Target has received any notice or other communication (in writing), from a Government Body that alleges that such current or prior owner or Target is not in compliance with any Environmental Law. All Governmental Authorizations currently held by Target pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule. (For purposes of this Section 2.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of Target and identifies any material claims made thereunder, and Target has delivered to Parent accurate and complete copies of the insurance policies identified on Part
2.18 of the Disclosure Schedule.  Each of the insurance policies identified in
Part 2.18 of the Disclosure Schedule is in full force and effect. Since December 31, 1992, Target has not received any written notice or other written communication regarding any (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 1996 had, any direct or indirect interest in any material asset used in the business of Target; (b) no Related Party is, or has at any time since January 1, 1996 been, indebted to Target; (c) since January 1, 1996, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving Target; (d) no Related Party is competing, or has at any time since January 1, 1996 competed, directly or indirectly, with Target; and (e) no Related Party has any claim or right against Target (other than rights under company Options and rights to receive compensation for services performed as an employee of Target). (For purposes of this Section 2.19 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since January 1, 1996 been, an officer of Target; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than Target) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.20 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 2.20 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Target) no Person has overtly threatened to commence any Legal Proceeding: (i) that involves Target or any of the assets owned or used by Target; or (ii) that challenges, or that may have the effect of preventing, delaying, or making illegal the Merger or any of the other transactions contemplated by this Agreement.

          (b) Except as set forth in Part 2.20 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against Target.

          (c) There is no order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject. To the Knowledge of Target, none of the present or former employees of Target are subject to any order, writ, injunction, judgment or decree that relates to Target's business or to any of the assets owned or used by Target. To the Knowledge of Target, no officer or other employee of Target is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Target's business.

     2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Target has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Target of this Agreement have been duly authorized by all necessary action on the part of Target's board of directors. This Agreement constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Target's certificate of incorporation or bylaws, or (ii) any resolution adopted by Target's stockholders, Target's board of directors or any committee of Target's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmentab Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Target or that otherwise relates to Target's business or to any of the assets owned or used by Target;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Target Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Target Contract, (ii) accelerate the maturity or performance of any such Target Contract, or (iii) cancel, terminate or modify any such Target Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Target (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Target).

Except as set forth in Part 2.22 of the Disclosure Schedule, Target is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.23 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate (as defined in 6.6(f)) taken as a whole will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.24 BROKERS. Target has not become obligated to pay, nor has Target taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finders fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement. Except as provided in Section 1.19, all fees and other accounts payable to Updata Capital, Inc. in connection with services performed in connection with the transactions contemplated herein shall be borne and paid exclusively by the stockholders of Target (and not by Target or Parent).


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to Target as follows:

     3.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to Target accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1997 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

          (c) Parent has timely made, and will have timely made as of the Closing, all registrations and filings with and submissions to the SEC required under the Exchange Act. As of the Closing Date, no material deficiencies have been asserted by the SEC with respect to such registrations, filings and submissions.

     3.2 INVESTMENT REPRESENTATIONS. Merger Sub is acquiring the capital stock of Target for the purpose of investment and not with a view to the distribution or resale of all or a portion thereof in violation of applicable laws.

     3.3 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.4 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent's or Merger Sub's certificate of incorporation or bylaws, or (ii) any resolution adopted by Parent's or Merger Sub's stockholders, Parent's or Merger Sub's board of directors or any committee of Parent's or Merger Sub's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to Parent's business or to any of the assets owned or used by Parent or Merger Sub; or

          (d) except for a credit agreement (and related agreements and instruments) with Bank of America NT&SA (under which there is not a balance on the date hereof and which the Company believes will not have a Material Adverse Effect on Parent), contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract of Parent or Merger Sub, or give any Person the right to (i) declare a default or exercise any remedy under any such material contract, (ii) accelerate the maturity or performance of any such material contract, or (iii) cancel, terminate or modify any such material contract.

Parent and Merger Sub is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for a credit agreement (and related agreements and instruments) with Bank of America NT&SA (under which there is not a balance on the date hereof and which the Company believes will not have a Material Adverse Effect on Parent).

     3.5 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.6 NO REPRESENTATION REGARDING FINANCIAL PROJECTION OF TARGET. Parent acknowledges that Target has made no representation or warranty regarding financial projections or financial forecasts of the revenues or profits of Target after the Closing Date and that there can be no assurance that the results set forth in any such projections or forecasts will be achieved.


SECTION 4.  CERTAIN COVENANTS OF TARGET

     4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), Target shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to Target's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Target; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Target, and with such additional financial, operating and other data and information regarding Target, as Parent may reasonably request.

     4.2  OPERATION OF TARGET'S BUSINESS.  During the Pre-Closing Period:

          (a) Target shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) Target shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with Target;

          (c) Target shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule or policies providing comparable coverage;

          (d) Target shall cause its officers to cooperate with and inform Parent regarding the status of Target's business as reasonably requested by Parent;

          (e) Except for the redemption of all, or any number, of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 1.10 of this Agreement, Target shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) Target shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that Target shall be permitted (x) to issue Target Common Stock to employees upon the exercise of outstanding Target Options and (y) to issue shares of Target Common Stock upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock);

          (g) Except as provided in Section 1.8, Target shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Option Plan, (ii) any provision of any agreement evidencing any outstanding Target Option, or (iii) any provision of any restricted stock purchase agreement;

          (h) Target shall not amend or permit the adoption of any amendment to Target's certificate of incorporation or bylaws, or effect or permit Target to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that Target may issue shares of Target Common Stock upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock);

          (i) Target shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) Target shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Target during the Pre-Closing Period, do not exceed an aggregate amount of $30,000, provided however that if the Closing does not occur on or prior to December 31, 1997, such capital expenditures shall not exceed an aggregate amount of $50,000;

          (k) Target shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract; provided, however, that Target may enter into performance bonds for the benefit of customers or potential customers in connection with bidding for or obtaining customer contracts in the ordinary course of business;

          (l) Target shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by Target pursuant to Contracts that are not Material Contracts;

          (m) Target shall not (i) lend money to any Person (except that Target may make routine travel advances to employees in the ordinary course of business and may, consistent with the terms of agreements signed prior to the date of this Agreement, allow employees to acquire Target Common Stock in exchange for promissory notes upon exercise of Target Options), or (ii) incur or guarantee any indebtedness for borrowed money (except that Target may make routine borrowings in the ordinary course of business under its line of credit with Comerica Bank);

          (n) Target shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for (A) bonus payments to consultants consistent with past practice under Target's Quarterly Application Consultant Bonus Plan which in the aggregate do not exceed $40,000,
(B) a bonus payment to a single project manager at the completion of Target's Pemex project not to exceed $20,000, and (C) raises granted to employees in accordance with the Target's normal review process where such raises do not exceed twenty percent (20%) of an individual's annualized salary during the preceding year and more than eight percent (8%) of Target's annual aggregate salaries compared to the prior year), or (iii) hire any new employees such that the total number of employees exceeds 85 persons;

          (o) Target shall not change any of its methods of accounting or accounting practices in any material respect;

          (p) Target shall not make any Tax election;

          (q) Target shall not commence or settle any material Legal Proceeding;

          (r) Target shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     4.3  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, Target shall promptly notify Parent in writing of:

              (i) the discovery by Target of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by Target in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by Target in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii) any breach of any covenant or obligation of Target; and

              (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Target shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Target upon execution of this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

          (c) Any written approval by Parent under Section 4.2 shall not constitute a breach of representation or warranty at the Closing Date.

     4.4 NO NEGOTIATION. During the Pre-Closing Period, Target shall not, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

Target shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Target during the Pre-Closing Period.


SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

      5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Parent shall (upon request) promptly deliver to Target a copy of each such filing made, each such notice given and each such Consent obtained by Parent or Merger Sub during the Pre-Closing Period (except to the extent any such filing, notice or Consent contains any non-public information); and Target shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by Target during the Pre-Closing Period.

      5.2 TARGET STOCKHOLDERS' MEETING. Target shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, shall solicit the written consent of the stockholders of Target or call and hold a special meeting of its stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Target Stockholders' Meeting"). At such Target Stockholder's meeting or otherwise in connection with the solicitation of written consents of the stockholders of Target to approve the transactions contemplated by this Agreement, the Board of Directors of Target shall recommend to the stockholders of Target that they approve this Agreement and the transactions contemplated hereby.

      5.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) Parent and Target shall not (and shall not permit any of their Representatives) to issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, unless each party provides written approval of such press release; provided, however, that Target may unreasonably withhold or delay approval of any press release or disclosure required by law based on the advice of Parent's counsel. Other than press releases so approved, Target shall not make any statements (and shall cause its Representatives not to make any statements) regarding this Agreement or the Merger or the transactions contemplated hereby, except for private communications to employees, vendors, customers, bankers, strategic partners, stockholders, landlords and any other person necessary to satisfy the requirements of Target under this Agreement.

     5.4 EFFORTS REQUIRED. During the Pre-Closing Period, (a) Target shall use all reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use all reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.5 NON-COMPETITION AND OTHER AGREEMENTS. Target shall cause Charles A. Jett, Jr. to execute and deliver to Target and Parent an Non-Competition and Employment Compensation Agreement in the form of Exhibit F-1. Target shall cause Mark Kajdos to execute and deliver to Target and Parent a Consulting Agreement in the form attached hereto as Exhibit F-2. Target shall cause Charles A. Jett, Jr. to execute and deliver to Target and Parent a Non-Competition Agreement in the form of Exhibit G at or prior to the Closing.

     5.6 EMPLOYEE RETENTION. After the Closing, employees of Target will be offered benefit packages (including participation in Parent's medical, dental, vacation and 401(k) plans in accordance with the terms thereof) generally commensurate with those offered similarly situated employees of Parent. For such purposes, employees of Target will be granted service credit from their first day of employment with Target. Nothing in this Agreement constitutes a promise to employ or retain any employee of Target.

     5.7 FIRPTA MATTERS. At the Closing, (a) Target shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) Target shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.8 MAINTENANCE OF INDEMNIFICATION GUARANTY. If the releases identified in Section 6.6(i) are obtained from each director and officer of Target and from each Person affiliated with each such officer and director, then, for six years from and after the Closing Date, Parent agrees to indemnify and hold harmless, and cause Target to continue to indemnify and hold harmless, the present officers and directors of Target to the same extent such persons are currently indemnified by Target pursuant to the respective Target's Certificate of Incorporation and By-laws for acts or omissions occurring at or prior to the Closing Date; provided, however, that in no event shall Parent's and Target's cumulative liability to such officers and directors under this Section 5.9 exceed a total amount equal to $1,000,000.

     5.9 CIVIL LIABILITY UNDER RICO. Parent and Target hereby waive all rights to pursue civil remedies to which they may be entitled or may become entitled with respect to this Agreement and the transactions contemplated hereby against the other parties hereto under the Racketeer Influenced and Corrupt Organization Act of 1970, as amended, including specifically any rights to treble damages which may be available to them pursuant to 18 U.S.C. Section 1964(c).

     5.10 STOCKHOLDERS' EQUITY. Target shall ensure that the Stockholders' Equity of Target on the Closing Date Balance Sheet shall not be less than $545,316.

     5.11 CONFIDENTIAL INFORMATION AGREEMENTS. Prior to the Closing Date, Target (i) shall use its best efforts to obtain from each current employee (other than non-managerial administrative and clerical employees) an executed agreement in the form of the confidential and invention assignment agreement for employees previously provided to Parent (a "Confidential Information Agreement"), (ii) shall use its best efforts to obtain from each current consultant or independent contractor an executed agreement in the form of the confidential information and invention assignment agreement for such Persons previously provided to Parent (a "Consultant Confidential Information Agreement"), (iii) shall use all reasonable efforts to obtain, from each former employee who has not executed and delivered such, (other than non-managerial administrative and clerical employees) a Confidential Information Agreement, and
(iv) shall use all reasonable efforts to obtain, from each former consultant or independent contractor who has not executed such, a Consultant Confidential Information Agreement.

     5.12 401(k) PLANS. If requested by Parent, the Board of Directors of Target will terminate its 401(k) Plan prior to the Scheduled Closing Time if permitted by the terms thereof.


SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Target in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, except for representations and warranties that refer specifically to "the date of this Agreement," or "the date hereof" or a specific date other than the Closing Date, in which case, such representations and warranties shall be accurate in all material respects as of such dates (in each foregoing instance without giving effect to any update to the Disclosure Schedule and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Target is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 STOCKHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) ninety percent (90%) of the shares of Target Common Stock entitled to vote with respect thereto, (b) one hundred percent (100%) of the shares of Series A Preferred Stock and Series B Preferred Stock entitled to vote with respect thereto, voting together as a single class, and (c) one hundred percent (100%) of the shares of Series C Preferred Stock entitled to vote with respect thereto.

     6.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 OPTIONS AND WARRANTS. All of the Target Options and all of the Target Warrants shall have been terminated or exercised with respect to all shares subject thereto.

     6.6 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) the agreement in the form of Exhibit F-1, executed by Charles A. Jett, Jr.;

          (b) Non-Competition Agreement in the form of Exhibit G, executed by Charles A. Jett, Jr. and the agreement in the Form of Exhibit F-2, executed by Mark Kajdos;

          (c) Confidential Invention Agreements executed by all employees and former employees of Target (other than non-managerial administrative and clerical employees) and Consultant Confidential Information Agreements executed by all consultants and independent contractors and former consultants and former independent contractors to Target who have not already signed such agreements;

          (d) a legal opinion of Hutchins, Wheeler & Dittmar, dated as of the Closing Date, in the form of Exhibit H;

          (e) a certificate executed by the Chief Executive Officer of Target and containing the representation and warranty of Target that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 and 6.7 have been duly satisfied (the "Closing Certificate");

          (f) an Escrow Agreement in the form of Exhibit I, executed by Parent, Target and the Agent (the "Escrow Agreement");

          (g) Parent shall have received an Investment Representation and Appointment of Agent Letter in the form attached hereto as Exhibit J executed by each holder of capital stock of Target and from each holder of a Target Option;

          (h) Parent shall have received a release in the form attached hereto as Exhibit K from each holder of capital stock of Target and from each holder of a Target Option;

          (i) written resignations of all directors of Target, effective as of the Effective Time; and

          (j) written evidence of the termination without exercise of each Target Warrant.

     6.7 KEY EMPLOYEES. Charles A. Jett, Jr., Mark Kajdos and Lionel Tehini shall have been employees of Target at all times since the date of this Agreement. Messrs, Jett and Tehini shall not have communicated to any Person any intent to terminate his present or future employment of Target or Parent. Mr. Kajdos shall not have communicated to any Person any intent to terminate the Consulting Agreement between, Mr. Kajdos and Parent executed in connection with the transactions contemplated hereby (the "Kajdos Agreement").

     6.8 FIRPTA COMPLIANCE. Target shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

     6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.10 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.


SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

     The obligations of Target to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that refer specifically to "the date of this Agreement" or "the date hereof" or a specific date other than the Closing Date, in which case, such representations and warranties shall be accurate in all material respects as of such dates (in each instance without giving effect to any materiality or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

      7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 AGREEMENTS AND DOCUMENTS. Target shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit L; and

          (b) an Escrow Agreement in the form of Exhibit I, executed by Parent, Target and the Agent (the "Escrow Agreement").

          (c) a certificate executed by the Chief Executive Officer of Parent and containing the representation and warranty of Parent that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied;

      7.4 STOCKHOLDER APPROVAL. The Merger shall have been approved by the holders of a majority of the outstanding capital stock of Target (voting on an as converted basis) and by the holders of majority of the outstanding shares of Target Preferred Stock.

      7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      7.6 PARENT STOCK PRICE. The Designated Parent Stock Price, computed as of the close of business on the immediately precedent business day, shall not be less than $12.00.


SECTION 8.  TERMINATION

      8.1   TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

            (a) by Parent if a Material Adverse Effect on Target has occurred since the date of this Agreement;

            (b) by Target if a Material Adverse Effect on Parent has occurred since the date of this Agreement;

            (c) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

            (d) by Target if Target reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Target to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (e) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

          (f) by Target at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

          (g) by Parent if the Closing has not taken place on or before January 31, 1998, (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (h) by Target if the Closing has not taken place on or before January 31, 1998, (other than as a result of the failure on the part of Target to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (i) by the mutual consent of Parent and Target.

     8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) or Section 8.1(g), Parent shall deliver to Target a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If Target wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(f) or Section 8.1(h), Target shall deliver to Parent a written notice stating that Target is terminating this Agreement and setting forth a brief description of the basis on which Target is terminating this Agreement.

     8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) subject to Section 9.11, neither Target nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.


SECTION 9.  INDEMNIFICATION, ETC.

      9.1   SURVIVAL OF REPRESENTATIONS, ETC.

            (a) The representations and warranties made by the Target (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate and the Distribution Certificate), Parent and Merger Sub shall survive the Closing and shall remain in full force and effect until the earlier of (i) ten (10) days after the completion of the year-end audit of Parent for the fiscal year ending December 31, 1998, or (ii) April 10, 1999. Thereafter, any liability of Target, Parent or Merger Sub with respect to such representations and warranties shall cease (except to the extent a claim has been timely made by an Indemnitee pursuant to this Section 9).

          (b) The representations, warranties, covenants and obligations of Target, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives unless such information is expressly set forth in Target's Disclosure Schedule.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Target in this Agreement.

     9.2  INDEMNIFICATION BY TARGET.

          (a) Each of the Indemnitees shall be held harmless and indemnified and shall be compensated and reimbursed for any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2, in the Closing Certificate or in the Distribution Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of Target (including the covenants set forth in Sections 4 and 5); (iii) any liability or obligation in respect of any Tax which is owed or owing by Target or which has been levied, assessed, demanded of or imposed on Target (excluding any Tax reflected in the Closing Date Balance Sheet, as evidenced in the books and records of Target existing on the Closing Date); (iv) the absence of a Confidential Information Agreement enforceable by Target against any employee or former employee of Target (excluding non-managerial administrative and clerical employees); (v) the absence of a Consultant Confidentiality Information Agreement enforceable by Target against any current or former consultant to, or current or former independent contractor of, Target; (vi) any Legal Proceeding relating directly or indirectly to (A) any inaccuracy, breach, liability, obligation or other matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)" or "(v)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9) or (B) any allegation of any item referred to in the foregoing clause "(A)" that relates to any complaint, suit or action.

          (b) Target acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (c) (i) In respect of clause (iii) of Section 9.2(a), "Damages" shall be deemed to include up to $150,000 of the fees and expenses of nationally recognized accounting firms engaged for the purpose of negotiating with one or more Governmental Bodies regarding the payment of any Identified Tax, and any additional fees and expenses of such firms that are approved by the Agent. Neither Parent nor the Surviving Corporation shall be bound by any position regarding liability for any Identified Tax taken by Target prior to Closing. No payment pursuant to clause
(iii) of Section 9.2(a) shall be required until the total amount of all Damages suffered or incurred by any one or more Indemnitees relating to clause (iii) of
Section 9.2(a) exceeds the Excess Equity. The Indemnitees shall be entitled to be indemnified, held harmless, reimbursed and compensated for the full amount of such Damages in excess of the Excess Equity (subject to the other terms of this Section 9). Parent shall use efforts similar to those undertaken by Parent on its own behalf to obtain reimbursement of any Identified Tax from any customer of Target, where a Target Contract with such customer, existing prior to the Closing Date, provides for such reimbursement by the customer (which includes that Parent may discontinue such efforts when in its reasonable judgment exercised in good faith it has concluded that further action would be detrimental to its relationship with the customer or is otherwise not likely to result in reimbursement). As used in this Section 9.2(c), "Identified Tax" shall mean (i) any state and local sales, use or payroll Taxes in respect of Governmental Bodies within the United States and (ii) any Taxes in respect of Governmental Bodies outside of the United States. In the absence of an audit conducted by a Governmental Body, Target shall not be obligated or liable for any Taxes (excluding Identified Taxes) or related indemnities, obligations or liabilities related to Taxes (excluding Identified Taxes) of and to the extent arising from any tax determinations, allocations or position of Parent after the Closing that are different from those of Target prior to the Closing.

If and to the extent a claim for indemnification, compensation or reimbursement of Damages under this Section 9.2(c) is made by an Indemnitee and Paid (as hereinafter defined) or is disputed by the Agent ("Identified Claim"), then if Parent is reimbursed an Identified Tax from a customer of Target in respect of a Target Contract existing as of the Closing Date that provides for reimbursement by the customer, any such customer reimbursement received prior to the Expiration Date (an "Identified Reimbursement") shall be applied or repaid as follows: First, any Identified Reimbursement shall be retained by Parent until the last to occur of (i) all Identified Claims disputed by Agent being resolved and (ii) the Expiration Date; Second, notwithstanding the preceding clause, to the extent an Identified Claim previously disputed by the Agent has been resolved such that an amount is to be Paid thereon, the Identified Reimbursement shall be applied to reduce such amount; Third, to the extent that, after application of the foregoing, there remains any Identified Reimbursement, such remaining Identified Reimbursement shall be distributed to the former holders of Target capital stock and Target Options on an as converted basis, assuming full exercise of all Target Options outstanding immediately prior to Closing. As used herein, a claim has been "Paid" when there has been a release of Escrow Shares from the Escrow Agreement to the Parent in compensation for such claim or when there has occurred a withholding by Parent of consideration otherwise due under Section 1.6 to Earnout Participants and such withholding is not disputed by Agent. As used herein, "Expiration Date" shall mean the later of (i) April 10, 1999 or (ii) the date one year after the first request for reimbursement made by Parent.

     9.3 THRESHOLD. No payment pursuant to Section 9.2 shall be required until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $75,000. Should the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceed $75,000 but be less than $150,000, payments equal to one-half ( 1/2) of the amount of such Damages between $75,000 and $150,000 shall be made to the Indemnitees. At such time that the total amount of Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $150,000, the Indemnitees shall be entitled to be indemnified, held harmless, reimbursed and compensated for the full amount of such Damages (subject to the other terms of this Section 9). This Section 9.3 shall not be effective if the Closing does not occur.

     9.4 SATISFACTION OF INDEMNIFICATION CLAIMS. If the Closing occurs, satisfaction of any liability to any Indemnitee under this Section 9 shall occur, at the option of the Indemnitee, from the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement and/or from any amount otherwise payable by any Indemnitee to any former stockholder, optionee or warrantholder of Target (including any payment due under Section 1.6(a)(iii)). Except with respect to claims based on knowing or international misrepresentation of representations and warranties, if the Closing occurs, Parent agrees that Parent's sole and exclusive recourse under this Section 9 shall be against the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement and the maximum amount otherwise payable by any Indemnitee to any former stockholder, optionee or warrantholder of Target (including any payments due under Section 1.6(a)(iii)). For the purpose of satisfying any liability to the Indemnitee under this Section 9, the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement shall be valued at the Designated Parent Stock Price.

     9.5 SETOFF. In addition to any rights of setoff or other rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount payable by any Indemnitee to any former stockholder, optionee or warrantholder of Target pursuant to Section 1.6(a)(iii). The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

     9.6 INTEREST. Any Indemnitee pursuant to this Section 9 shall also be entitled to interest on the amount of his, her or its Damages (for the period commencing as of the date ninety (90) days after the date on which the Agent first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitee is fully satisfied) (except for Third Party Claims (as hereinafter defined), where such period shall commence on the date any settlement thereof is agreed to or the date any judgment in respect thereof is entered, as the case may be) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.7  LIMITATIONS ON LIABILITY UPON CLOSING

          (a) If the Closing occurs, Parent will not be entitled to indemnification pursuant to this Section 9:

              (i) for any claim of a breach of any representation or warranty resulting primarily from any failure to collect any account receivable of Target, until the cumulative amount of such claims exceeds the amount of the bad debt reserve set forth on the Closing Date Balance Sheet.

              (ii) to the extent any obligation or liability or matter, including with respect to environmental remediation and clean-up, arises under any Legal Requirements or interpretations of any Legal Requirements that arise or are promulgated or announced after the Closing Date;

          (b) If the Closing occurs, any indemnification or recovery by the Parent for Damages under Section 9 of this Agreement (including the Closing Certificate and the Distribution Certificate) shall be limited solely to the aggregate amount of the 1997 Earnout Payment, the 1998 Earnout Payment and the shares of Parent Common Stock then held by the Escrow Agent under the Escrow Agreement.

     9.8 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9 ("Third Party Claim"), Parent shall have the right, at its election, to proceed with and control the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be reimbursed or paid from the shares escrowed pursuant to the Escrow Agreement and/or payments otherwise due pursuant to Section 1.6;

          (b) each stockholder, optionee or warrantholder of Target shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding;

          (c) subject to Section 9.8(d) below, Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 9.9); provided, however, that such consent shall not be unreasonably withheld; and

          (d) if any such claim or Legal Proceeding would result in a payment of Damages from shares escrowed pursuant to the Escrow Agreement of a dollar value equal or in excess to one-half (1/2) of the dollar value (determined at the Designated Parent Stock Price) of the remaining shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement or if the settlement of such claim or Legal Proceeding would result in more than one-half (1/2) of the amount of such settlement being paid from the remaining shares of Parent Common Stock (valued at the Designated Parent Stock Price) escrowed pursuant to the Escrow Agreement, Agent shall have the right to approve any settlement relating to such claim or Legal Proceeding.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the rights of the Indemnitees under this Section 9. In such defense or settlement of any claim, the non-defending party shall cooperate with and assist the parties to the maximum extent reasonably possible and may participate therein (at such party's expense) with such party's own counsel.

     9.9 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.10 INDEMNIFICATION EXCLUSIVE REMEDY UPON CLOSING.  If the Closing occurs:

          (a) the sole recourse and exclusive remedy of the Parent against Target after the Closing for the breach of any representations, warranties, covenants and agreements contained in this Agreement, the Escrow Agreement, the Closing Certificate or the Distribution Certificate, shall be, for the Parent, to assert a claim for indemnification under the provisions of this Section 9;

          (b) the only legal action which may be asserted by Parent against Target with respect to any matter which is the subject of this Agreement shall be a contract action to enforce, or to recover Damages for the breach of, this Agreement, and any recovery by Parent for any such Damages shall be limited as provided in this Section 9;

          (c) without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by Parent against Target with respect to any matter that is the subject of this Agreement, the Escrow Agreement, the Closing Certificate or the Distribution Certificate.

     9.11 LIMITATIONS ON LIABILITY IF NO CLOSING. If the Closing does not occur, no party hereto shall be held liable to any other party hereto for (i) any breach of any representation or warranty under this Agreement or (ii) any breach of any covenant or obligation under this Agreement, if the breach is not willful or intentional. Mere failure by Target to achieve a Stockholder's Equity of $545,316 as required by Section 5.10, where there has been no breach of any other covenant or obligation by Target shall be deemed an unintentional breach. The foregoing shall be the only limitations of liability if the Closing does not occur.

SECTION 10.    REGISTRATION RIGHTS

     10.1 REGISTRATION RIGHTS.

          (a) Parent shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-3 (or any successor form to Form S-3) for a public resale offering of the shares of Parent Common Stock issued at the Closing (including the shares subject to escrow under the Escrow Agreement) (i) within ten (10) days after the Closing Date or as soon thereafter as reasonably practicable and (ii) in any event, within thirty (30) days after the Closing Date (provided, in each of the foregoing cases, that the Selling Stockholders have timely performed their obligations hereunder) and shall use commercially reasonable efforts to cause such registration statement to become and remain effective for the period ending on the first to occur of (x) the date the distribution described in the registration statement is complete or (y) the date thirty (30) days after the release to Selling Stockholders pursuant to
Section 4.1(a) of the Escrow Agreement or if no such release occurs the date 210 days after the date of effectiveness of such registration statement.

          (b) In the case of any registration pursuant to this Section 10.1, Parent shall keep each person whose securities are to be registered thereunder (a "Selling Stockholder") advised of the initiation and completion of such registration. At its expense, except as provided in Section 10.1(b)(iv) below, Parent will promptly:

              (i) Prepare and file with the SEC the registration statement described in Sections 10.1(a) above and thereafter use commercially reasonable efforts to cause such registration statement to become effective;

              (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectuses used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

              (iii) Furnish to the Selling Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the securities covered by such registration statement;

              (iv) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Selling Stockholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

              (v) Notify each Selling Stockholder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

              (vi) Cause all such shares of Parent Common Stock to be listed on each securities exchange or market system on which similar securities issued by the Parent are then listed; and

              (vii) Provide a transfer agent and registrar for all such shares of Parent Common Stock not later than the effective dates of such registration statements.

          (c) Each Selling Stockholder and Target shall provide Parent with all necessary and reasonable assistance in the preparation and filing of the registration statement required to be prepared and filed by Parent and all other obligations of Parent under this Section 10.1. Parent's obligations under this
Section 10.1 are conditioned in all respects on the provision of all necessary and reasonable assistance to Parent by each Selling Stockholder and Target.

          (d) In the event the registration statement required to be prepared and filed by Parent under this Section 10.1 is not filed prior to April 15, 1998 then Parent shall loan or cause a third party to loan to Charles A. Jett, Jr. and Mark Kajdos, each individually up to a maximum of $100,000 at the then prevailing interest rate per annum, compounded annually, for a term ending on the first to occur of (i) the first anniversary of the Closing Date or (ii) thirty (30) days after the effectiveness of such registration statement. Such loan shall, if requested by Parent, be secured by shares of Parent Common Stock held by such parties and shall be documented to the satisfaction of Parent.

     10.2 INDEMNIFICATION.

          (a) Parent agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Parent Common Stock with rights under this
Section 10, against all Damages caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Parent by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished such holder with a sufficient number of copies of the same.

          (b) In connection with any registration statement in which a holder of Parent Common Stock with rights under this Section 10 is participating, each such holder will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder specifically for use in such registration statement; provided that the obligation to indemnify will be several, not joint and several, among such holders and the liability of each such holder will be in proportion to and limited to the net amount received by such holder from the sale of Parent Common Stock with rights under this
Section 10, pursuant to such registration statement.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the Merger. Parent also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Parent's indemnification is unavailable for any reason.

     10.3 CURRENT PUBLIC INFORMATION. Until the earlier of the date two years after the Closing Date or the date all shares of Parent Common Stock subject to this Section 10 have been sold, Parent will timely file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder, and will take such further action as any holder or holders of Parent Common Stock with rights under Section 10.1 may reasonably request, all to the extent required to enable such holders to sell their shares pursuant to Form S-3 or similar registration form hereafter adopted by the SEC. Upon written request, Parent will deliver to such holders a written statement as to whether it has complied with such requirements.

     10.4 TERMINATION OF REGISTRATION RIGHTS. Notwithstanding the foregoing provisions of this Section 10, Parent's obligations pursuant to this Section 10 shall terminate upon (a) the second anniversary of the Closing Date, or (b) if earlier, with respect to a given Holder, at the time such Holder may sell all of his or her shares of Parent Common Stock in compliance with Rule 144 in a single 90 day period under the Securities Act.

     10.5 TRANSFERABILITY OF REGISTRATION RIGHTS. The rights under this Section 10 are not transferable except (a) a transfer by will or intestacy, (b) estate planning transfers consisting of gifts to the spouse or issue of the transferee and transfers to trusts for the benefit of the spouse or issue of the transferee, or (c) with the written consent of Parent.


SECTION 11.    MISCELLANEOUS PROVISIONS

     11.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     11.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to Target's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. Target covenants that the total amount of all such fees, costs and expenses incurred by or for the benefit of Target (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of Target or other Persons in connection with the consummation of the transactions contemplated by this Agreement) shall not exceed $50,000 in the aggregate (excluding fees associated with the preparation of any consent or other solicitation of the Stockholders of Target in connection with the approval of any of the transactions contemplated by this Agreement).

     11.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile (with receipt confirmed)) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PARENT:

               Walker Interactive Systems, Inc.
               Marathon Plaza Three North
               303 Second Street
               San Francisco, CA  94107
               Attention:  President and Chief Executive Officer
               Facsimile:  (415) 281-1588

          WITH A COPY TO:

               Alan C. Mendelson
               Cooley Godward llp
               Five Palo Alto Square
               Palo Alto, CA  94306

          IF TO TARGET:

               Revere, Inc.
               3500 Blue Lake Drive, Suite 400
               Birmingham, AL 35243
               Attention:  President
               Facsimile:  (205) 967-4556

          WITH A COPY TO:

               Thomas Camp
               Hutchins, Wheeler & Dittmar
               101 Federal Street
               Boston, MA  02110

          IF TO AGENT:

               Charles A. Jett, Jr.
               c/o Revere, Inc.
               3500 Blue Lake Drive, Suite 400
               Birmingham, AL 35243
               Facsimile:  (205) 967-4556

          WITH A COPY TO:

               Thomas Camp
               Hutchins, Wheeler & Dittmar
               101 Federal Street
               Boston, MA  02110

     11.5 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.7 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     11.8 SUCCESSORS AND ASSIGNS. No party or beneficiary hereof may assign this Agreement or any rights or obligations hereunder without prior written consent of the non-assigning party. This Agreement shall be binding upon:
Target and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Target; Target's stockholders (to the extent set forth in Section 1.5); the holders of Target Options (to the extent set forth in Section 1.8); the holders of Target Warrants (to the extent set forth in Section 1.9); Parent; Merger Sub; the other Indemnitees (subject to
Section 9.8); and the respective successors and assigns (if any) of the foregoing. Notwithstanding the foregoing, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person in connection with a sale of all or a substantial portion of Parent's assets to any Person.

     11.9 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE; LIQUIDATED DAMAGES. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     11.10  WAIVER.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.11 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all the parties hereto.

     11.12 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.13 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.8, 1.9 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.14 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement dated July 1, 1997 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

     11.15  CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of October 29, 1997.

                         WALKER INTERACTIVE SYSTEMS INC.,
                          a Delaware corporation


                         By:
                             --------------------------------------------
                         Name:
                               ------------------------------------------
                         Title:
                               ------------------------------------------



                         COPPER ACQUISITION CORPORATION,
                          a Delaware corporation



                         By:
                             --------------------------------------------
                         Name:
                               ------------------------------------------
                         Title:
                               ------------------------------------------


                         REVERE, INC.,
                          a Delaware corporation


                         By:
                             --------------------------------------------
                         Name:
                               ------------------------------------------
                         Title:
                               ------------------------------------------


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OR REORGANIZATION]

                                   EXHIBIT A

                              CERTAIN DEFINITIONS


     For purposes of the Agreement (including this Exhibit A):

     1997 EARNOUT PER SHARE CONSIDERATION. "1997 Earnout Per Share Consideration" shall mean the 1997 Earnout Payment (if payable pursuant to Section 1.6(a)(i)) divided by the Adjusted Fully Diluted Target Share Amount.

     1998 EARNOUT PER SHARE CONSIDERATION. "1998 Earnout Per Share Consideration" shall mean the 1998 Earnout Payment (if payable pursuant to Section 1.6(a)(iii) and in the form designated by Parent pursuant to Section 1.6(b)) divided by the Adjusted Fully Diluted Target Share Amount.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of Target's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of Target (other than common stock issued to employees of Target, upon exercise of Target Options or otherwise, in routine transactions in accordance with Target's past practices) or shares of Target Preferred Stock issued to holders of Target Warrants, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Target, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Target; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving Target.

     AGENT.  "Agent" shall mean Charles A. Jett, Jr.
 .
     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of Target.

     EARNOUT PARTICIPANTS. "Earnout Participants" shall mean each Person who was a holder of capital stock of Target or a holder of a Target Option immediately prior to the Effective Time.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCESS EQUITY. "Excess Equity" small mean the excess of the amount of the stockholders equity on the Closing Date Balance Sheet over $545,316, if any.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNITEES.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the former stockholders, optionees and agent-holders of Target shall not be deemed to be "Indemnitees."

     KNOWLEDGE OF TARGET. "Knowledge of Target" shall mean the actual knowledge of Charles A. Jett, Jr., Mark Kajdos, Lionel Tehini, Joseph Colletti, John Hamilton, and Thierny Guyader and any other individual who is an officer or director of Target.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the entity if such violation or other matter would have a material adverse effect on the entity's business, intellectual property rights, condition, assets, liabilities, operations, financial performance or prospects, taken as a whole. Notwithstanding the foregoing, with respect to Parent, a "Material Adverse Effect" shall not include (i) any change in the market price (as quoted on the Nasdaq National Market) of Parent Common Stock, or (ii) the effect of the business, intellectual property rights, condition, assets, liabilities, operations, financial performance or prospects reflected in Parent's filings made with the SEC, in respect of periods ending September 30, 1997, (including the quarterly financial statements for the quarter ended September 30, 1997) and any public announcements in respect thereof.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     REVENUE. "Revenue" means the gross amount recognized by Target, in accordance with generally accepted accounting principles as utilized by Parent, on the license of products, or the sale of maintenance or services, including all services performed by Parent's personnel on the products of Target less (a) discounts actually allowed, (b) credits for claims, allowances, retroactive price reductions or returned items, (c) prepaid freights, (d) sales taxes or other governmental charges actually paid in connection with the sale (but excluding what is commonly known as income tax), (e) bad debts relating to amounts so recognized and (f) brokerage, commissions and other reasonable fees paid to non-affiliated third parties for or in connection with sales of products, maintenance or services.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TARGET CONTRACT. "Target Contract" shall mean any Contract: (a) to which Target is a party; (b) by which Target or any of its assets is or may become bound or under which Target has, or may become subject to, any obligation; or
(c) under which Target has or may acquire any right or interest.

     TARGET PROPRIETARY ASSET. "Target Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to Target or otherwise used by Target.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.